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                                                                     EXHIBIT 3.8

                 FIRST AMENDMENT TO SECOND AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                   OF SFG MANAGEMENT LIMITED LIABILITY COMPANY


         This First Amendment ("Amendment") to the Second Amended and Restated Limited Liability Company Agreement of SFG Management Limited Liability Company (the "Company") is made and entered into as of the 31st day of March, 1998, to be effective as of 3:00 p.m. on September 3, 1997 (the "Effective Time"), by and among each of the members listed as signatories to this Amendment (the "Members").

         WHEREAS, on September 3, 1997, the parties to this Amendment entered into that certain Second Amended and Restated Limited Liability Company Agreement of SFG Management Limited Liability Company to be effective as of 3:00 p.m. on September 3, 1997 (the "Original LLC Agreement");

         WHEREAS, the parties have determined that certain corrections to the Original LLC Agreement need to be made to clarify the intent of the parties and the parties, desire to set forth those amendments in this Amendment;

        WHEREAS, Mid-America Dairymen, Inc. has changed its name to Dairy Farmers of America, Inc. ("DFA");

        NOW THEREFORE, for and in consideration of the mutual covenants contained in this Amendment, the Members agree as follows:

        1. Defined terms used in this Amendment shall have the meanings set forth for such terms in the Original Agreement, except where the context herein requires otherwise.

        2. From and after December 3, 1997, all references to "Mid-America Dairymen, Inc." or "Mid-Am" shall be deemed to be references to "Dairy Farmers of America, Inc." or "DFA," as the case may be.

        3. The definition of Disability contained in Section 1.1 of the Original LLC Agreement shall be modified by adding to the end of the definition "and such disability shall have continued for a period of sixty or more consecutive days."

        4. Section 7.2(b)(i)(H) of the Original LLC Agreement shall be deleted in its entirety and the following substituted in its place:


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               "(H) In the event that a self-employment tax or similar tax is imposed upon a Member or any of its Flow-Through Owners based in whole or in part upon such Member's allocable share of the Company's net income, such tax constitutes an income tax and the tax rate applicable to such self-employment or similar tax (taking into account the deductibility, if any, of such self-employment or similar tax) shall be added to, and treated as a constituent part of, the income tax rate (and, if applicable, the alternative minimum tax rate) of the applicable taxing jurisdiction."

        5. Section 8.5(a) of the Original LLC Agreement shall be amended in the second to the last line by inserting the phrase "or its" between the words "his" and "Membership" so that the last phrase after the comma reads "all of his or its Membership Interest in the Company (the "Put Interest")."

        6. Section 11.1 shall be amended by inserting in the first sentence of such section the word "the" before the word "Company" where that word first appears in such sentence.

        7. In all other respects, the Original LLC Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day first written above, to be effective as of the Effective Time.

                                       DAIRY FARMERS OF AMERICA, INC.
                                       (formerly Mid-America Dairymen, Inc.)


                                       By: /s/ GERALD L. BOS
                                           -------------------------------------
                                       Its: CFO
                                            ------------------------------------



                                       /s/ PETE SCHENKEL
                                       -----------------------------------------
                                       PETE SCHENKEL


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